UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2011

URS Corporation
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-7567	94-1381538
(Commission File No.)	(IRS Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:   (415) 774-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 19, 2011, URS Corporation (the “Company” or “URS”) entered into a Credit Agreement (the “Credit Agreement”) with certain subsidiaries of the Company party thereto, as borrowers, a syndicate of lenders party thereto, Bank of America, N.A., BNP Paribas, and Citibank, N.A., as syndication agents, Mizuho Corporate Bank, Ltd, as documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BNP Paribas Securities Corp., and Citigroup Global Markets Inc., as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint book managers and Wells Fargo Bank, National Association as administrative agent for the lenders.

The financing under the Credit Agreement consists of: (a) term loans aggregating $700 million (“Term Loans”), (b) a US Dollar Revolving Credit Facility up to $38.8 million (the “US Dollar Revolver”) and (c) a Multicurrency Revolving Credit Facility up to $961.2 million (the “Multicurrency Revolver” and together with the US Dollar Revolver, the “Revolving Loans”).  The full amount of the Multicurrency Revolver is available for letters of credit and the Credit Agreement also has a $50 million sublimit for swing loans to the Company, a $400 million sublimit for loans to certain designated borrowers which are foreign subsidiaries of the Company, a $400 million sublimit for loans in certain alternative currencies, and a sublimit of $800 million for loans and letters of credit in currencies other than US dollars.  The Term Loans were fully funded on October 19, 2011.  Subject to mutually agreeable documentation and additional commitments from lenders, URS has the option to increase the Revolving Loans or the Term Loans with no limit so long as pro forma leverage is less than 2.75:1.00 and otherwise a limit of $1 billion in additional loans, and separately has the option to add a letter of credit facility for performance letters of credit of up to $500 million.  The proceeds of the Term Loans and the Revolving Loans will be used to pay off URS’ previous credit facility, for working capital, capital expenditures and the issuance of letters of credit, to finance permitted investments, acquisitions and restricted payments and for other corporate purposes.

The Term Loans have a final maturity date of October 19, 2016.  Quarterly principal payments, commencing December 28, 2012, are required in aggregate annual amounts expressed as a percentage of the original principal amount of the Term Loans as follows:

Year	Percentage
December 31, 2012 to September 30, 2013	5%
December 31, 2013 to September 30, 2014	7.5%
December 31, 2014 to September 30, 2015	10%
December 31, 2015 to September 30, 2016	10%
Maturity Date	67.5%

Loans outstanding under the Credit Agreement bear interest, at URS’ option, at the base rate or at the Eurocurrency rate plus, in each case, an applicable per annum margin.  The applicable margin is determined based on the better of URS’ debt ratings and leverage ratio in accordance with a pricing grid, with the per annum applicable margin for Eurocurrency rate borrowings on Revolving Loans, Term Loans and financial letters of credit ranging from 1.25% to 2.00% and the Eurocurrency rate for performance and commercial letters of credit ranging from 0.80% to 1.25%.  The initial Eurocurrency rate for Revolving Loans, Term Loans and financial letters of credit is 1.50% and the initial Eurocurrency rate for performance and commercial letters of credit is 0.95%.  The terms “base rate” and “Eurocurrency rate” have meanings customary for financings of this type.  Fees payable for unused portions of the revolving line of credit will also be determined based on the better of URS’ debt ratings and leverage ratio in accordance with a pricing grid, with the per annum percentage ranging from 0.25% to 0.40% and the initial percentage being 0.30%.

Subject to reinvestment rights, the loans are required to be prepaid by an amount equal to 100% of the net cash proceeds of all asset dispositions that are in excess of 7.5% of the consolidated tangible assets of the Company and its subsidiaries in any fiscal year.  All such required prepayments will be applied first to the prepayment of Term Loans and thereafter to the prepayment of Revolving Loans, but without reduction of the commitments thereunder.  All such mandatory prepayments of the Term Loans will be applied to the next four scheduled principal repayment installments in direct order of maturity and then to the remaining principal repayment installments on a pro rata basis.

The loans may, at URS’ option, be prepaid in whole or in part without premium or penalty (subject to breakage costs for Eurocurrency rate loans) and URS may reduce or terminate the commitments of the lenders to make Revolving Loans. Voluntary prepayments of the Term Loans will be applied to the scheduled principal repayment installments thereof in the order directed by URS.

The obligations under the Credit Agreement and related loan documents are required to be guaranteed by (i) all existing and future domestic subsidiaries of URS which represent more than 10% of either the consolidated domestic assets or the consolidated domestic revenues of the Company and its available domestic subsidiaries (with exceptions) and (ii) additional domestic subsidiaries so that the assets and gross revenues of URS and all the domestic subsidiary guarantors are equal at all times to at least 80% of the consolidated domestic assets and the consolidated domestic revenues of URS and its available domestic subsidiaries.

The Credit Agreement includes financial covenants, including a maximum leverage ratio and minimum interest coverage ratio.  The maximum leverage ratio is 3.0 to 1.0, though the leverage ratio can be increased to 3.25 to 1.0 for the four consecutive fiscal quarters immediately following the consummation of a material acquisition.  The applicable minimum interest coverage ratio is 3.0 to 1.0.  The Credit Agreement has affirmative covenants which include covenants regarding delivery of financial statements and other reports, corporate existence, payment of taxes and claims, maintenance of properties, insurance, inspection rights, compliance with laws, execution of subsidiary guaranty and maintenance of credit ratings.  The Credit Agreement has negative covenants, which include covenants regarding indebtedness, liens, investments and acquisitions, contingent obligations, restricted junior payments, asset sales, fundamental changes, transactions with affiliates, conduct of business and changes in fiscal year.

The Credit Agreement includes events of default for various events and provides for acceleration of the obligations thereunder and exercise of other enforcement remedies.  Such events of default include failure of URS or its material domestic subsidiaries, as applicable, to make payments under the credit facility, a default in certain other agreements, a breach of financial, affirmative and negative covenants, a breach of representations and warranties, bankruptcy and other insolvency events, the existence of unsatisfied judgments and attachments, dissolution, certain events relating to the Employee Retirement Income Security Act, a change of control and invalidity of loan documents.

This description is qualified by reference to the terms of the Credit Agreement, a copy of which is filed herewith as Exhibit 4.1.

Item 1.02                      Termination of a Material Definitive Agreement.

In connection with the Credit Agreement described in Item 1.01 above, the Company terminated its previously existing credit facilities.  The previous credit facilities were evidenced by a Credit Agreement (the “Previous Credit Agreement”) dated as of November 15, 2007 and entered into by and among the Company, a syndicate of lenders party thereto, Morgan Stanley Senior Funding, Inc., as a joint-lead arranger and syndication agent for lenders, and Wells Fargo Bank, N.A., as a joint-lead arranger and as administrative agent for the lenders.  The Previous Credit Agreement was terminated simultaneously with receipt of funding under the Credit Agreement described in Item 1.01 above.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in “Item 1.01 - Entry into a Material Definitive Agreement” of this Current Report on Form 8-K (this “Current Report”) is incorporated herein by reference.

Item 7.01                      Regulation FD Disclosure.

A copy of the press release announcing the closing of the Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Exhibit 99.1 is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  The information in this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits
4.1
Credit Agreement dated as of October 19, 2011, entered into by and among the Company, certain subsidiaries of the Company party thereto, as borrowers, a syndicate of lenders party thereto and Wells Fargo Bank, National Association as administrative agent for the lenders.

	99.1	Press release dated October 19, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, URS Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URS CORPORATION

Dated: October 19, 2011	By:	/s/ Reed N. Brimhall
Reed N. Brimhall
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Credit Agreement dated as of October 19, 2011, entered into by and among the Company, certain subsidiaries of the Company party thereto, as borrowers, a syndicate of lenders party thereto and Wells Fargo Bank, National Association as administrative agent for the lenders.

99.1	Press release dated October 19, 2011